Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-193155

Prospectus Supplement No. 1
(to Prospectus dated January 13, 2014)

3,153,647 SHARES OF COMMON STOCK
OF
ADCARE HEALTH SYSTEMS, INC.
This prospectus supplement No. 1, dated January 24, 2014 (this “Prospectus Supplement No. 1”), supplements the prospectus, dated January 13, 2014 (the “Prospectus”), which forms a part of our Registration Statement on Form S−1 (Registration No. 333−193155). This Prospectus Supplement No. 1 is being filed to update, amend and supplement the information included or incorporated by reference into the Prospectus with the information contained in our Current Report on Form 8−K, filed with the Securities and Exchange Commission on January 21, 2014, which is attached to this Prospectus Supplement No. 1. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.
The Prospectus and this Prospectus Supplement No. 1 relate to the resale or other disposition from time to time of up to 3,153,647 shares of our common stock by the selling shareholders named in the Prospectus. The shares of common stock covered by the Prospectus and this Prospectus Supplement No. 1 are issuable upon the exercise of warrants which were previously issued by us in private placement transactions. We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 1 and will not receive any proceeds from the sale or other disposition of shares by the selling shareholders.
This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. This Prospectus Supplement No. 1 updates, amends and supplements the information included or incorporated by reference into the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 1, you should rely on the information in this Prospectus Supplement No. 1.
The common stock is traded on the NYSE MKT under the symbol “ADK.” On January 23, 2014, the last reported sale of the common stock on the NYSE MKT was $4.35 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 9 of the Prospectus.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 1 is January 24, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      January 2, 2014

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.
In January 2014, AdCare Health Systems, Inc. (the “Company”) issued to holders of the Company’s subordinated convertible promissory notes dated October 26, 2010 (the “2010 Notes”), an aggregate of 788,828 shares of the Company’s common stock, no par value (the “Common Stock”) upon conversion of $2,930,000 of the aggregate principal amount and $12,323 in interest amount thereof. Specifically, the Company issued the following amounts of shares of Common Stock to holders of the 2010 Notes on the following dates: (i) January 2, 2014, an aggregate amount of 67,025 shares; (ii) January 10, 2014, an aggregate amount of 8,067 shares; (iii) January 13, 2014, an aggregate amount of 53,834 shares; and (iv) January 15, 2014, an aggregate amount of 659,902 shares. The conversion price was $3.73 per share of Common Stock. The shares of Common Stock issued upon conversion of the 2010 Notes were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof. The Company relied upon such exemption based upon the private nature of the transaction, the lack of general solicitation and representations made by each such holder regarding, among other things, the holder’s sophistication and access to information about the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2014	ADCARE HEALTH SYSTEMS, INC.

/s/ Ronald W. Fleming
Ronald W. Fleming
Chief Financial Officer

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